Exhibit 10.90

                , 2003

4150 Network Circle

Santa Clara, CA 95054

Dear                 :

Sun Microsystems, Inc. (the “Company”), considers it essential to the best interests of its stockholders to attract top executives and to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a change of control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.

The Board has determined that appropriate steps should be taken to ensure the continuity of management and to foster objectivity in the face of potentially disturbing circumstances arising from the possibility of a change of control of the Company, although no such change is now contemplated. In order to induce you to remain in the employ of the Company and in consideration of your further services to the Company, the Company agrees that effective as of                      you shall receive the severance benefits set forth in this letter agreement (“Agreement”) in the event your employment with the Company terminates subsequent to a Change of Control of the Company (as defined in Section 2(d) hereof) under the circumstances described below.

1.	Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until the earlier of (i) the termination of your employment with the Company other than within twelve (12) months of a Change of Control; (ii) such time as you no longer are a Corporate Executive Officer of the Company (and thereby no longer a member of the Executive Management Group) other than within twelve (12) months of a Change of Control; (iii) once the Company has satisfied all of its obligations under this Agreement; or (iv) the execution of a written agreement between the Company and you terminating this Agreement.

2.	Definitions. As used in this Agreement:

(a)	“Annual Compensation” means the total of

(i)	one year of base salary, at the highest base salary rate that you were paid by the Company in the 12-month period prior to the date of your termination of employment (the “Look-Back Period”);

(ii)	100% of the greatest On Target annual bonus for which you were eligible within the Look-Back Period, and

(iii)	100% of the greatest On Target Commission for which you were eligible within the Look-Back Period.

                , 2003

(b)	“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(c)	“Cause” means (i) any act of personal dishonesty taken by you in connection with your responsibilities as an employee and intended to result in substantial personal enrichment to you, (ii) a willful act by you which constitutes Gross Misconduct and which is injurious to the Company; or (iii) your conviction of a felony which the Board reasonably believes had or will have a material detrimental effect on the Company’s reputation or business.

(d)	“Change of Control” of the Company means and includes each and all of the following occurrences:

(i)	The stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all the Company’s assets.

(ii)	The acquisition by any Person as Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities except pursuant to a negotiated agreement with the Company and pursuant to which such securities are purchased for the Company.

(iii)	A majority of the Board of the Company in office at the beginning of any thirty-six (36) month period is replaced during the course of such thirty-six (36) month period (other than by voluntary resignation of individual directors in the ordinary course of business) and such placement was not initiated by the Board of the Company as constituted at the beginning of such thirty-six (36) month period.

                , 2003

Any other provision of this Section notwithstanding, the term Change in Control shall not include either of the following events undertaken at the election of the Company:

(x) Any transaction, the sole purpose of which is to change the state of the Company’s incorporation;

(y) A transaction, the result of which is to sell all or substantially all of the assets of the Company to another corporation (the “surviving corporation”); provided that the surviving corporation is owned directly or indirectly by the stockholders of the Company immediately following such transaction in substantially the same proportions as their ownership of the Company’s Common Stock immediately preceding such transaction; and provided, further, that the surviving corporation expressly assumes this Agreement.

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Sun Microsystems, Inc., a Delaware corporation, and any successor as provided in Section 8 hereof.

(g)	“Disability” means that, at the time your employment is terminated, you have been unable to perform the duties of your position for a period of 180 consecutive days as the result of your incapacity due to physical or mental illness.

(h)	“Good Reason” means without your express written consent (i) a significant reduction of your duties, position or responsibilities, or your removal from such position and responsibilities, unless you are provided with a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status); (ii) a reduction by the Company in your base compensation (base salary and target bonus) as in effect immediately prior to such reduction; (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) you are requested to relocate (except for office relocations that would not increase your one way commute by more than 50 miles); or (v) the failure of the Company to obtain the assumption of this Agreement pursuant to Section 8.

(i)	“Gross Misconduct” means (i) theft or damage of Company property; (ii) use, possession, sale or distribution of illegal drugs; (iii) being under the influence of alcohol or drugs (except to the extent medically prescribed) while on duty or on Company premises; (iv) involvement in activities representing conflicts of

                , 2003

interests; (v) improper disclosure of confidential information; (vi) conduct endangering, or likely to endanger, the health or safety of another employee, or (vii) falsifying or misrepresenting information on Company records.

(j)	“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a group as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

(k)	“Severance Payment” means the payment of severance compensation as provided in Section 3 of this Agreement.

3.	Compensation Upon Certain Terminations of Employment Following a Change of Control. If your employment with the Company is terminated within twelve (12) months after a Change in Control, then subject to your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company as well as Sections 4 and 5 below:

(a)	You will be entitled to a Severance Payment in an amount computed as follows:

(i)	A lump sum payment equal to three (3) times Annual Compensation (“Termination Payment”); plus

(ii)	The same percentage of Company-paid health and group-term life insurance benefits as were provided to you and your family under plans of the Company as of the Change of Control for a total of twenty-four (24) months. Notwithstanding the foregoing, the Company may, at its option, satisfy any requirement that the Company provide coverage under any plan by instead providing coverage under a separate plan or plans providing coverage that is no less favorable or by paying you a lump-sum payment sufficient to provide you and your eligible dependents with equivalent coverage under a third party plan that is reasonably available to you and your eligible dependents.

(b)	The Company agrees that in addition to the payments and benefits provided under Section 3(a), all outstanding stock options previously granted to you under any Company stock option plan (including any options assumed by the Company in connection with its acquisition of another entity and options issued in substitution or assumption of such options as a result of a Change in Control), whether vested

                , 2003

or unvested, shall immediately have their vesting accelerated upon such termination, and all such outstanding stock options (whether incentive stock options (as defined under Section 422 of the Code) or nonstatutory stock options (i.e., options that are not incentive stock options)) shall be exercisable for a period of three (3) months after such termination.

(c)	Any cash payment to you under subsection (a) shall be made within 10 calendar days of your termination of employment; provided, however, no Severance Payment shall be made to you until the separation agreement and release of claims referenced above becomes effective.

(d)	Notwithstanding anything contained in subsections (a) and (b) above, the Company shall have no obligation to make any payment or offer any benefits to you under this Section 3 if your employment is terminated prior to a Change in Control or if your employment is terminated within twelve (12) months after a Change in Control for Cause, death, Disability, retirement or resignation other than for Good Reason or if your employment is terminated for any reason after twelve (12) months following a Change in Control.

4.	Parachute Payments. In the event that any payment or benefit received or to be received by you in connection with a termination of your employment with the Company (collectively, the “Payments”) would (i) constitute a parachute payment within the meaning of Section 280G of the Code or any similar or successor provision to 280G and (ii) but for this Section 4, be subject to the excise tax imposed by Section 4999 of the Code or any similar or successor provision to Section 4999 (the “Excise Tax”), then such Payments (which Payments shall collectively be referred to herein as the “Severance Parachute Payments”) shall be reduced to the largest amount which would result in no portion of the Severance Parachute Payments being subject to the Excise Tax. In the event any reduction of benefits is required pursuant to this Agreement, you shall be allowed to choose which benefits hereunder are reduced (e.g., reduction first from the Severance Payment, then from the vesting acceleration). Any determination as to whether a reduction is required under this Agreement and as to the amount of such reduction shall be made in writing by the Company’s independent public accountants (the “Accountants”) prior to the Change of Control, whose determinations shall be conclusive and binding upon you and the Company for all purposes. If the Internal Revenue Service (the “IRS”) determines that a Severance Parachute Payment is subject to the Excise Tax, then the Company or any related corporation, as their exclusive remedy, shall seek to enforce the provisions of Section 5 hereof. Such enforcement of Section 5 hereof shall be the only remedy, under any and all applicable state and federal laws or otherwise, for your failure

                , 2003

to reduce the Severance Parachute Payments so that no portion thereof is subject to the Excise Tax. The Company or related corporation shall reduce a Severance Parachute Payment in accordance with Section 4 only upon written notice by the Accountants indicating the amount of such reduction, if any. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Agreement.

5.	Remedy. If, notwithstanding the reduction described in Section 4 hereof, the IRS determines that you are liable for the Excise Tax as a result of the receipt of a Severance Parachute Payment, then you shall, subject to the provisions of this Agreement, be obligated to pay to the Company (the “Repayment Obligation”) an amount of money equal to the Repayment Amount (defined below). The “Repayment Amount” with respect to a Severance Parachute Payment shall be the smallest such amount, if any, as shall be required to be paid to the Company so that your net proceeds with respect to any Severance Parachute Payment (after taking into account the payment of the Excise Tax imposed on such Severance Parachute Payment) shall be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to a Severance Parachute Payment shall be zero if a Repayment Amount of more than zero would not eliminate the Excise Tax imposed on such Severance Parachute Payment. If the Excise Tax is not eliminated through the performance of the Repayment Obligation, you shall pay the Excise Tax. The Repayment Obligation shall be performed within thirty (30) days of either (i) your entering into a binding agreement with the IRS as to the amount of your Excise Tax liability or (ii) a final determination by the IRS or a decision by a court of competent jurisdiction requiring you to pay the Excise Tax with respect to such a Severance Parachute Payment from which no appeal is available or is timely taken.

6.	No Mitigation. You shall not be required to mitigate the amount of any payment provided for in Section 3 hereof by seeking other employment or otherwise, nor shall the amount of such payment be reduced by reason of compensation or other income you receive for services rendered after your termination of employment with the Company.

7.	Exclusive Remedy. In the event of a termination of your employment within twelve (12) months following a Change of Control, the provisions of Section 3 are intended to be and are exclusive and in lieu of any other rights or remedies to which you or the Company may otherwise be entitled (including any contrary provisions in any employment agreement you may have with the Company), whether at law, tort or contract, in equity, or under this Agreement. You shall not be entitled to any severance benefits, compensation or other payments or rights upon termination of employment within twelve (12) months following a Change of Control other than those benefits expressly set forth in Section 3.

                , 2003

8.	Company’s Successors. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. As used in this Section 8, Company includes any successor to its business or assets as aforesaid which executes and delivers this Agreement or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

9.	Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or five (5) days after deposit with postal authorities transmitted by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first or last page of this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

10.	Amendment or Waiver. No provisions of this Agreement may be modified, waived or discharged unless you and the Company agree to such waiver, modification or discharge in writing. No waiver by either party at any time of the breach of, or lack of compliance with, any conditions or provisions of this Agreement shall be deemed a waiver of the provisions or conditions hereof.

11.	Sole Agreement. This Agreement represents the entire agreement between you and the Company with respect to the matters set forth herein and supersedes and replaces any prior agreements in their entirety. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter of this Agreement will be made by either party which are not set forth expressly herein. No future agreements between you and the Company may supercede this Agreement, unless they are in writing and specifically make reference to this Section 11.

12.	Employee’s Successors. This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there be no such designees, to your estate.

13.	Funding. This Agreement shall be funded from the Company’s general assets.

                , 2003

14.	Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company (other than you). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

15.	Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

16.	Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

17.	Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

18.	Applicable Law. This Agreement shall be interpreted and enforced in accordance with the laws of the State of California (with the exception of its conflict of laws provisions).

19.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

If the foregoing conforms to your understanding, please indicate your agreement to the terms hereof by signing where indicated below and returning one copy of this Agreement to the undersigned.

IN WITNESS WHEREOF, this Agreement is executed effective as of the date set forth above.

Sincerely, SUN MICROSYSTEMS, INC. [Name] [Title]

                , 2003

ACCEPTED AND AGREED TO AS OF

THE DATE FIRST SET FORTH ABOVE:

[Name]

[Title]